Item 77C

The Fund held its 2017 annual meeting of shareholders on May 10, 2017, for the purpose of considering and voting upon the following proposals: The results of voting were as follows (by number of shares):

Proposal 1: For the liquidation of the Fund

In Favor 8,040,525
Against/Withheld 693,028
Abstain 291,586

Proposal 2: For nominees to the Board of Directors

John F. Finn
In favor 10,704,790
Against/Withheld 1,436,140

Dr. Matthew Goldstein
In favor 10,594,246
Against/Withheld 1,546,684

Frankie D. Hughes
In favor 10,714,733
Against/Withheld 1,426,197

Peter C. Marshall
In favor 10,678,029
Against/Withheld 1,462,901

Mary E. Martinez
In favor 10,790,407
Against/Withheld 1,350,523

Marilyn McCoy
In favor 10,807,697
Against/Withheld 1,333,233

Mitchell M. Merin
In favor 10,726,261
Against/Withheld 1,414,669

Dr. Robert A. Oden, Jr.
In favor 10,677,096
Against/Withheld 1,463,834

Marian U. Pardo
In favor 10,793,256
Against/Withheld 1,347,674

Frederick W. Ruebeck
In favor 10,618,740
Against/Withheld 1,522,190

James J. Schonbachler
In favor 10,710,784
Against/Withheld 1,430,146